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                                                                    Exhibit 23.8

                        CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
American Tower Corporation

   We consent to the incorporation by reference in the registration statement on Form S-3 of American Tower Corporation dated January 31, 2000 of our report dated January 23, 1998, with respect to the consolidated financial statements of American Tower Corporation and subsidiaries (old ATC) as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, which report appears in the Form 8-K of American Tower Corporation dated September 17, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

Houston, Texas
January 31, 2000                                 /s/ KPMG LLP